EXHIBIT (N)


                               MULTIPLE CLASS PLAN
                         ADOPTED PURSUANT TO RULE 18F-3

     WHEREAS, Eagle Funds, a Massachusetts business trust (the "Fund"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Fund is authorized to and does issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets (the Fund's series, The Nasdaq 100 Index Fund, and all other such series subsequently established by the Fund being referred to herein individually as a "Series");

     WHEREAS, the Fund is authorized to and has divided the shares of each Series into three classes, designated as Class A Shares, Class C Shares and Class Y Shares; and

     WHEREAS, the Board of the Fund as a whole, and the Trustees who are not "interested persons" of the Fund (as defined in the Act) (the "Non-Interested Trustees"), after having been furnished and having evaluated information reasonably necessary to evaluate this Multiple Class Plan (the "Plan"), have determined in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of each Series individually and each Series and the Fund as a whole.

     NOW, THEREFORE, the Fund hereby adopts this Plan, effective the date hereof, in accordance with Rule 18f-3 under the Act:

 Section 1. Class Differences. Each class of shares of a Series shall represent interests in the same portfolio of investments of that Series and, except as otherwise set forth in this Plan, shall differ solely with respect to:
(i) distribution, service and other charges and expenses as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or for which the interests of one class differ from the interests of another class or classes; (iii) such differences relating to eligible investors as may be set forth in the prospectus and statement of additional information of the respective Series, as the same may be amended or supplemented from time to time (the "Prospectus" and "SAI"); (iv) the designation of each class of shares; and
(v) any conversion or exchange features.

 Section 2. Distribution and Service Arrangements. Class A Shares, Class C Shares and Class Y Shares of each Series shall differ in the manner in which such shares are distributed and in the services provided to shareholders of each such class as follows:

         (a)   Class A Shares:

              (i) Class A Shares shall be sold at net asset value subject to an up- front sales charge as set forth in the Prospectus;

             (ii) Class A Shares shall be subject to an annual service fee ("Service Fee") pursuant to a Plan of Distribution and Service




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          pursuant to Rule 12b-1 (the "12b-1 Plan") not to exceed 0.25 of 1% of the average daily net assets of the Series allocable to Class A Shares, which, as set forth in the Prospectus, SAI and the 12b-1 Plan, may be used to compensate certain authorized dealers (which may include the Series' distributor) for providing ongoing account services to shareholders;

            (iii) Class A Shares shall not be subject to a Distribution Fee (as hereinafter defined);

             (iv) As described in the Prospectus and SAI, certain Class A Shares purchased at net asset value shall be subject to a contingent deferred sales charge ("CDSC"); and

              (v) Class A Shares may be offered from time to time at net asset value with a reduced up-front sales charge or without an up-front sales charge, the terms and conditions of such offer will be described in the Series' Prospectus, SAI or supplement thereto.

         (b)   Class C Shares:

              (i) Class C Shares shall be sold at net asset value without an up-front sales charge;

             (ii) Class C Shares shall be subject to an annual Service Fee pursuant to the 12b-1 Plan not to exceed 0.25 of 1% of average daily net assets of the Series allocable to Class C Shares, which, as set forth in the Prospectus, SAI and the 12b-1 Plan, may be used to compensate certain authorized dealers (which may include the Series' distributor) for providing ongoing account services to shareholders;

            (iii) Class C Shares shall be subject to an annual distribution fee ("Distribution Fee") pursuant to the 12b-1 Plan not to exceed 0.75 of 1% of average daily net assets of the Series allocable to Class C Shares, which, as set forth in the Prospectus, SAI and the 12b-1 Plan, will be used to compensate the Series' distributor for services performed and expenses incurred in connection with the distribution of Class C Shares, which may include providing compensation to certain authorized dealers; and

             (iv) Class C Shares shall be subject to a CDSC as set forth in the Series' Prospectus.

         (c)   Class Y Shares:

              (i) Class Y Shares shall be sold at net asset value without an up-front sales charge to certain institutional investors described in the Series' Prospectus or SAI;


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             (ii)   Class Y Shares shall be subject to an annual Service Fee not to exceed 0.25 of 1% of average daily net assets allocated to Class Y Shares which, as set forth in the Prospectus, SAI and the 12b-1 Plan, is used to compensate certain authorized dealers for providing ongoing account services to shareholders; and

            (iii) Class Y Shares shall not be subject to a Distribution Fee or CDSC.

 Section 3.   Allocation of Income, Expenses, Gains and Losses.

   (a) Investment Income, and Realized and Unrealized Gains and Losses. The daily investment income, and realized and unrealized gains and losses, of the Series will be allocated to each class of shares based on each class' relative percentage of the total value of shares outstanding of the Series at the beginning of the day, after such net assets are adjusted for the prior day's capital share transactions.

   (b) Series Level Expenses. Expenses that are attributable to a Series, but not a particular class thereof ("Series level expenses"), will be allocated to each class of shares based on each class' relative percentage of the total value of shares outstanding of the Series at the beginning of the day, after such net assets are adjusted for the prior day's capital share transactions. Series level expenses include fees for services that are received equally by the classes under the same fee arrangement. All expenses attributable to a Series that are not "Class level expenses" (as defined below) shall be Series level expenses, including but not limited to transfer agency fees and expenses, share registration expenses, and shareholder reporting expenses.

   (c) Class Level Expenses. Expenses that are directly attributable to a particular class of shares, including the expenses relating to the distribution of a class' shares, or to services provided to the shareholders of a class, as set forth in Section 2 of this Plan, will be incurred by that class of shares. Class level expenses include expenses for services that are unique to a class of shares in either form or amount. "Class level expenses" shall include, but not be limited to, 12b-1 Service Fees, 12b-1 Distribution Fees, expenses associated with the addition of share classes to a Series (to the extent that the expenses were not fully accrued prior to the issuance of the new classes of shares), expenses of administrative personnel and services required to support the shareholders of a specific class, litigation or other legal expenses relating to a specific class of shares, trustees' fees or expenses incurred as a result of issues relating to a specific class of shares, and accounting expenses relating to a specific class of shares.

   (d)  Fee Waivers and Expense Reimbursements.   The investment adviser,
underwriter or any other service provider to a Series may waive fees or reimburse expenses in a manner in accordance with Rule 18f-3 of the Act.

 Section 4.   Term and Termination.

   (a) The Series. This Plan shall become effective with respect to the existing Series on the date hereof, and shall continue in effect with respect to such Class A, Class C and Class Y Shares of the Series until terminated in accordance with the provisions of Section 4(c) hereof.


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   (b)  Additional Series or Classes.  This Plan shall become effective with respect to any class of shares of the Series other than Class A, Class C or Class Y and with respect to each additional Series or class thereof established by the Fund after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional Series or class by votes of a majority of both (i) the Trustees of the Board of the Fund, as a whole, and (ii) the Non-Interested Trustees, cast at a meeting held before the initial public offering of such additional Series or classes thereof), and shall continue in effect with respect to each such additional Series or class until terminated in accordance with provisions of Section 4(c) hereof. An addendum setting forth such specific and different terms of such additional Series or classes shall be attached to or made part of this Plan.

   (c) Termination. This Plan may be terminated at any time with respect to the Fund, or any Series or any class thereof, as the case may be, without the payment of any penalty, by vote of a majority of both the Board of Trustees as a whole, and the Non-Interested Trustees. The Plan may remain in effect with respect to a particular Series or class thereof even if it has been terminated in accordance with this Section 4(c) with respect to any other Series or class thereof.

 Section 5.   Amendments.

   (a) General. Any material amendment to this Plan affecting a Series or class thereof shall require the approval of a majority of both the Trustees of the Board of Trustees, as a whole, and the Non-Interested Trustees that the amendment, including the expense allocation, is in the best interests of each class of each Series individually and each Series as a whole.

 Section 6. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

 Section 7.   Limitation of Liability.   All parties are expressly put on notice
of the Fund's Agreement and Declaration of Trust dated August 10, 1999, and all amendments thereto, all of which are on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trustee liability contained therein. Consistent with such limitation of liability, any obligations assumed by the Fund, any Series or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Series and its assets, or relevant class and its assets, as the case may be, and shall not constitute obligations of any other Series or class of shares. All persons having any claim against a Series, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Series and its assets, or relevant class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund, Series or Class; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Fund.

Dated:  December 3, 1999






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